Exhibit 99.1

GenMark Diagnostics Increases 2012 Revenue Guidance

Reagents Revenue Accelerates

CARLSBAD, Calif., June 12, 2012 (BUSINESS WIRE) — GenMark Diagnostics, Inc. (Nasdaq:GNMK) today provided revised revenue estimates for the second quarter ending June 30, 2012 and for the calendar year ending December 31, 2012. Based on year-to-date performance and revised projections, revenue is expected to range from $3.2 million to $3.6 million in the second quarter and to exceed $15 million for the full year. Previous revenue guidance from the company was in excess of $10.0 million for the calendar year ending December 31, 2012.

“We continue to execute strongly on our strategy and achieve significant traction in the marketplace,” commented Hany Massarany, GenMark’s President and CEO. “As a result of increased test utilization by existing customers and anticipated growth from near-term future menu, we are projecting to exceed our initial revenue guidance. We believe it is important that we more closely align market expectations with our own estimates in this very dynamic and high growth environment,” Massarany further commented.

ABOUT GENMARK

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets three tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test, and Thrombophilia Risk Test. A Respiratory Viral Panel (RVP) has been submitted to the FDA for 510(k) clearance. A number of other tests, including HCV Genotyping and 2C19, versions of which are available for research use only, are in development for IVD use. For more information, visit www.genmarkdx.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding continued growth in sales of our diagnostic tests, the expansion of our diagnostic test menu, the development and functionality of our products and the continued development of our technology, are all subject to risks and uncertainties that could cause our actual performance, operating results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, our ability to successfully commercialize our products, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, ability to maintain gross margins, regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GenMark Diagnostics, Inc.

Hany Massarany

Chief Executive Officer

760-448-4325

SOURCE: GenMark Diagnostics, Inc.